EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
YRC Worldwide Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-215142 and 333-193752) on Form S-3, and (Nos. 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-159354, 333-167931, 333-168401, and 333-178223) on Form S-8 of YRC Worldwide Inc. of our reports dated February 17, 2017, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2016 and 2015, and the related statements of consolidated operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of YRC Worldwide Inc.

/s/ KPMG LLP

Kansas City, Missouri
February 17, 2017